                                                                     EXHIBIT 2.4


                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION


-------------------------------------
                                      :
IN RE:                                :        CHAPTER 11
                                      :
PIONEER COMPANIES, INC.,              :
PIONEER CORPORATION OF AMERICA,       :
IMPERIAL WEST CHEMICAL CO.,           :
KEMWATER NORTH AMERICA CO.,           :
PCI CHEMICALS CANADA INC./PCI         :        CASE NO. 01-38259-H3-11
CHIMIE CANADA INC.,                   :
PIONEER AMERICAS, INC.,               :
PIONEER (EAST), INC.,                 :
PIONEER WATER TECHNOLOGIES, INC.,     :
PIONEER LICENSING, INC., AND          :
KWT, INC.,                            :
                                      :
                  DEBTORS.            :        JOINTLY ADMINISTERED
                                      :
-------------------------------------


                     ORDER CONFIRMING DEBTORS' JOINT PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                  The Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated September 21, 200, as amended (the "Plan"), a copy of which is annexed hereto as Exhibit A,(1) having been filed with the Bankruptcy Court (the "Court") by Pioneer, Inc. and its nine (9) affiliate debtors (collectively, the "Debtors"); and the Debtors' Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code, dated September 21, 2001 (the "Disclosure Statement"), having been approved by the Court and duly transmitted to holders of Claims and Equity Interests of the Debtors and other parties in interest in accordance with the order of the Court dated September 21, 2001 (the "Disclosure Statement Order"), approving the Disclosure Statement pursuant to



--------

(1) Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

section 1125 of title 11 of the United States Code (the "Bankruptcy Code"), establishing solicitation and tabulation procedures, and providing for certain other relief; and a hearing having been held before the Court on November 28, 2001, to consider confirmation of the Plan (the "Confirmation Hearing"); and due notice of the Confirmation Hearing having been provided to holders of Claims against and Equity Interests in the Debtors and other parties in interest in accordance with the Disclosure Statement Order, the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), as established by the affidavits of service, mailing and/or publication filed with the Court and such notice being sufficient, and no further notice being required; and the Court having considered all objections to confirmation of the Plan; and all objections to confirmation of the Plan having been withdrawn, resolved or otherwise overruled and denied as set forth in the record of the Confirmation Hearing; and upon all of the proceedings had before the Court; and after due deliberation and consideration and sufficient cause appearing therefor, it is hereby DETERMINED, FOUND, ADJUDGED, DECREED and ORDERED:

                                  JURISDICTION

                  1. The Court has jurisdiction to confirm the Plan pursuant to 28 U.S.C. Sections 157 and 1334.

                  2. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2)(L).

                  3. Venue of the Debtors' Chapter 11 Cases is proper pursuant to 28 U.S.C. Sections 1408 and 1409.

                  4. The Debtors are entities eligible for relief under section 109 of the Bankruptcy Code.

                            SOLICITATION/NOTICE; ETC.

                  5. The procedures used to distribute and tabulate the Ballots were fair, properly conducted, and in accordance with the Disclosure Statement Order and all applicable Bankruptcy Rules.

                  6. The Disclosure Statement, the Plan, the Ballots, the Notice of Confirmation Hearing, the Notice of Non-Voting Status and the Disclosure Statement Order were transmitted and served in compliance with the Bankruptcy Rules, the Disclosure Statement Order, and any other applicable Orders. As described in the Affidavit of Service of Kenneth L. Altman (dated October 23, 2001 and filed October 24, 2001) and in the Proffer of Kenneth L. Altman Certifying Vote dated November 6, 2001, the transmittal and service of the Disclosure Statement, the Plan, the Ballots, the Notice of Confirmation Hearing, the Notice of Non-Voting Status and the Disclosure Statement Order were adequate and sufficient under the circumstances of these Chapter 11 Cases. Adequate and sufficient notice of the Confirmation Hearing (including the October 30, 2001 deadline for filing and serving objections to confirmation of the Plan) and other requirements and deadlines, hearings and matters described in the Disclosure Statement Order were given in compliance with the Bankruptcy Rules and the Disclosure Statement Order, and no other or further notice is required.

                           MODIFICATIONS TO THE PLAN

                  7. The Debtors have modified the Plan as follows:

                           (A) Sections 1.41, 1.72, 1.75, 1.76, 1.77 and 1.116
of the Plan are hereby deleted and replaced with the following:

         1.41. DIP Facility means that certain commitment for a revolving credit facility in the aggregate principal amount of up to $50 million provided by the agent and the lenders party thereto, and evidenced by that certain Debtor-in-Possession Credit

Agreement dated as of July 31, 2001, as amended, supplemented, or modified from time to time and that certain Final Order granting Debtor-in-Possession Financing dated as of August 20, 2001.

         1.72 New Indenture Trustees means, collectively, (i) the New Tranche A Indenture Trustee, (ii) the New Tranche B Notes Indenture Trustee and (iii) the New Tranche A Term Notes Agent.

         1.75 New Tranche A Term Notes means, as applicable, the New Tranche A Indenture Notes or, with respect to holders making such election pursuant to
Section 9.1(j) of the Plan, the New Tranche A Loan Notes.

         1.76 New Tranche A Term Loan Agreement means, collectively, the New Tranche A Indenture and the New Tranche A Credit Facility.

         1.77 New Tranche A Term Notes Agent means the administrative agent under the New Tranche A Credit Facility.

         1.116 Registration Rights Agreement means the registration rights agreement relating to the resale of the New Tranche B Notes, the New Tranche A Indenture Notes and the New Common Stock distributed pursuant to the Plan, to be entered into as of the Effective Date by the Reorganized Debtors for the benefit of certain holders of such notes and common stock. The Registration Rights Agreement shall be in substantially the form contained in the Plan Supplement.

                           (B) Section 1.138 of the Plan is hereby renumbered as
Section 1.145. (C) Article 1 of the Plan is hereby modified by adding the following new sections:

         1.138 New Tranche A Credit Facility means the term loan agreement pursuant to which the New Tranche A Loan Notes are issued.

         1.139 New Tranche A Indenture means the indenture pursuant to which the New Tranche A Indenture Notes are issued.

         1.140 New Tranche A Indenture Trustee means the indenture trustee under the New Tranche A Indenture.

         1.141 New Tranche A Indenture Notes means the notes in an aggregate principal amount of up to $50 million issued by PCA or its successor in interest pursuant to the New Tranche A Indenture which bear interest at the LIBOR Rate plus 350 basis points and are due and payable on the date five years after the Effective Date if not sooner in accordance with their terms; provided, however, that in no event shall the sum of the aggregate principal amount of the New Tranche A Indenture Notes and the aggregate principal amount of the New Tranche A Loan Notes be greater than $50 million.

         1.142 New Tranche A Loan Notes means promissory notes in an aggregate principal amount of up to $50 million made by PCA or its successor in interest pursuant to the New Tranche A Credit Facility which bear interest at the LIBOR Rate plus 350 basis points and are due and payable on the date five years after the Effective Date if not sooner in accordance with their terms; provided, however, that in no event shall the sum of the aggregate principal amount of the New Tranche A Indenture Notes and the aggregate principal amount of the New Tranche A Loan Notes be greater than $50 million.

         1.143 City of Tacoma means the City of Tacoma Department of Public Utilities (doing business as Tacoma Public Utilities), which includes Tacoma Rail/Mountain Division.

         1.144 City of Tacoma Secured Claims means the Secured Claims held by the City of Tacoma.

                           (D) The Plan is hereby modified to add the following
Section 4.6.1:

         4.6.1 CLASS 6.1 - CITY OF TACOMA SECURED CLAIMS

         (a) Impairment and Voting. Class 6.1 City of Tacoma Secured Claims are deemed Allowed, subject to the provisions of Section 4.6.1(b) of the Plan. Class
6.1 is unimpaired under the Plan. The holders of Class 6.1 City of Tacoma Secured Claims are conclusively presumed to have accepted the Plan, and are not entitled to vote to accept or reject the Plan.

         (b) Determination of City of Tacoma Secured Claims. Within 30 days after the Effective Date, the Debtors may seek, in accordance with the Bankruptcy Code and the Bankruptcy Rules, (i) a determination regarding the allowability of the City of Tacoma Secured Claims and/or (ii) a determination regarding the extent, validity, and priority of any Liens securing the City of Tacoma Secured Claims.

         (c) Distributions. On the later of the Effective Date or the date a City of Tacoma Secured Claim becomes an Allowed Secured Claim, each holder of an Allowed City of Tacoma Secured Claim shall be paid $469,000 per month until such time as the principal amount of the City of Tacoma's Allowed Secured Claim is paid in full (plus any interest and/or reasonable attorneys' fees to which the parties agree or, to the extent no agreement is reached, the Bankruptcy Court determines the City of Tacoma is entitled).

         (d) Retention of Liens. Each holder of an Allowed City of Tacoma Secured Claim shall retain the Liens (or any replacement Liens that may be contemplated under nonbankruptcy law) securing its Allowed City of Tacoma Secured Claim as of the Effective Date until such Allowed City of Tacoma Secured Claim is fully satisfied pursuant to the Plan. On full satisfaction of an Allowed City of Tacoma Secured Claim, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

         (e) Deficiency Claims. To the extent the Bankruptcy Court determines that the value of the Collateral securing a City of Tacoma Secured Claim is less than the amount of such Secured Claim, the undersecured portion of the City of Tacoma Secured Claim shall be treated as a Class 8 General Unsecured Claim.

                           (E) Section 8.3(a)(i) of the Plan is hereby deleted
in its entirety and replaced by the following:

                  (i) Reorganized PCI. The New Board of Directors of Reorganized PCI shall initially comprise five (5) members. Four (4) members of the New Board of Directors shall be appointed by the Ad Hoc Committee. The fifth member shall be Michael J. Ferris, the Chief Executive Officer of the Reorganized Debtors. The size and composition of the New Board of Directors may be adjusted to comply with NASDAQ listing requirements. Each of the members of the New Board of Directors shall serve until the first annual meeting of stockholders of Reorganized PCI or their earlier resignation or removal in accordance with the Amended PCI Certificate of Incorporation or Amended PCI Bylaws, as the same may be amended from time to time.

                           (F) The first sentence of Section 9.1(e) of the Plan
is hereby deleted in its entirety and replaced by the following sentence:

                  (e) Shelf Registration Statement. Prior to the Effective Date, unless otherwise agreed by Putnam Investment Management LLC the Reorganized Debtors shall file with the Securities and Exchange Commission, at their expense, a "shelf" registration statement or registration statements on the applicable registration forms (the "Shelf Registration Statements") under the Securities Act for the offering for resale on a continuous or delayed basis (the "Shelf Registration" or "Shelf Registrations") of the New Tranche B Notes (and the Guarantees thereof),the New Tranche A Indenture Notes (and the Guarantees thereof) and the New Common Stock held by persons who may be deemed to be "underwriters" (such New Tranche B Notes, New Tranche A Indenture Notes, Guarantees and New Common Stock are hereinafter referred to collectively as the "Registerable Securities").

                           (G) Section 9.1(j) of the Plan is hereby deleted in
its entirety and replaced by the following:

         (j) New Tranche A Term Notes Election. The New Tranche A Term Notes shall be issued by PCA or its successor in interest to such persons as are entitled thereto pursuant to Section 7.1 of the Plan in the form of a New Tranche A Indenture Note issued pursuant to the New Tranche A Indenture or a New Tranche A Loan Note issued pursuant to the New Tranche A Credit Facility (but not a combination thereof) in accordance with the following provisions of this
Section 9.1(j). Prior to the Effective Date, the Reorganized Debtors will distribute to each holder of an Allowed PCA U.S. Secured Term and Note Claim and to each holder of an Allowed PCA Canadian Secured

Term and Note Claim a form (an "Election Form") whereby each such holder may (subject to the conditions set forth in the Election Form) elect, with respect to its Pro Rata Share of the New Tranche A Term Notes, to receive such Pro Rata Share in the form of a New Tranche A Loan Note issued pursuant to the New Tranche A Credit Facility. Holders of Allowed PCA U.S. Secured Term and Note Claims and Allowed PCA Canadian Secured Term and Note Claims that do not return the Election Form or that do not return a properly completed Election Form within the time and in the manner specified in such Election Form will be deemed to have irrevocably elected to receive their respective Pro Rata Shares of the New Tranche A Term Notes in the form of a New Tranche A Indenture Note issued pursuant to the New Tranche A Indenture. As a condition to the delivery of New Tranche A Loan Notes, each holder electing to receive a New Tranche A Loan Note will be required to (i) represent and warrant that such holder is not an "underwriter" as such term is defined in Section 1145(b)(1) of the Bankruptcy Code and (ii) agree to be bound by the terms with respect to and the agreements of "Lenders" contained in the New Tranche A Credit Facility as if such holder were a party thereto. The Reorganized Debtors will be entitled to determine, in good faith and subject to agreement with such determination by the Creditors' Committee, as to whether any Election Form has been properly completed and returned.

                           (H) Section 9.1(k) of the Plan is hereby deleted in
its entirety and replaced by the following:

         (k) New Tranche B Notes. The New Tranche B Notes shall be in the aggregate principal amount of $150 million, shall be issued by PCICC or its successor in interest pursuant to the New Tranche B Notes Indenture, shall bear interest at ten percent (10.0%) per annum, shall be payable semi-annually and shall mature on the date seven (7) years after the Effective Date (the "New Tranche B Notes"). The New Tranche B Notes shall not be redeemable by PCICC or its successor in interest prior to the fourth (4th) anniversary of the Effective Date. The New Tranche B Notes shall be redeemable at a price equal to 105% of the principal amount thereof beginning on the fourth (4th) anniversary of the Effective Date and until the fifth (5th) anniversary of the Effective Date; at a price equal to 102.5% of the principal amount thereof beginning on the fifth
(5th) anniversary of the Effective Date and until the sixth (6th) anniversary of the Effective Date, and at 100% of the principal amount thereof at any time thereafter. Any such redemption shall include accrued and unpaid interest.

                           (I) Section 9.1(m) of the Plan is hereby deleted in
its entirety and replaced by the following:

                  (m) Guarantees. On the Effective Date, each of the Reorganized Debtors, other than the applicable issuer, will guarantee payment in full when due, whether at maturity, by acceleration, redemption, or otherwise, and all other obligations of the respective issuers under the New Tranche A Indenture Notes, the New Tranche A Loan Notes and the New Tranche B Notes (collectively, the "Guarantees").

                           (J) Section 10.3 of the Plan is hereby deleted in its
entirety and replaced by the following:

         10.3 Waiver of Conditions to Confirmation and Effective Date. Each of the conditions to Confirmation and the Effective Date may be waived in whole or in part by the Debtors and the Creditors' Committee at any time, without notice or an Order of the Bankruptcy Court. The failure to satisfy or to waive any condition may be asserted by the Debtors or the Creditors' Committee regardless of the circumstances giving rise to failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors or the Creditors' Committee to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right that may be asserted at any time.

                           (K) Section 10.4(a) of the Plan is hereby modified to
replace "U.S. Trustee" with "U.S. Trust."

                  8. The foregoing modifications (collectively, the "Modifications"), and the Plan as so modified, shall constitute the Plan.

                  9. The Modifications do not adversely affect the treatment of any Claims against or Equity Interests in the Debtors under the Plan.

                  10. In accordance with Bankruptcy Rule 3019, all holders of Claims against and Equity Interests in the Debtors who voted to accept the Plan are hereby deemed to have accepted the Plan, as amended consistent with the Modifications.

                  11. No holder of a Claim against or Equity Interest in the Debtors who has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of the Modifications.

                  12. Disclosure of the Modifications on the record of the Confirmation Hearing constitutes due and sufficient notice thereof.

                  13. The Modifications comply with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

                            CONFIRMATION OF THE PLAN

                  14. The Plan complies with the applicable provisions of the Bankruptcy Code and, as required by Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as the proponents.

                  15. Sections 1122(a) and 1123(a)(1) of the Bankruptcy Code are satisfied because the Plan adequately and properly classifies all Claims and Equity Interests. A reasonable basis exists for the classification of Claims and Equity Interests in the Plan. Claims and Equity Interests within each particular Class are substantially similar. The classification of Claims and Equity Interests in the Plan is reasonable and necessary to implement the Plan.

                  16. Section 1123(a)(2) of the Bankruptcy Code is satisfied because Article III of the Plan identifies Classes 1, 2 and 6 as unimpaired, and Classes 3, 4, 5, 7, 8, 9, 10, and 11 as impaired.

                  17. Section 1123(a)(3) of the Bankruptcy Code is satisfied because Article IV of the Plan specifies the treatment of each Class of Claims and Equity Interests.

                  18. Section 1123(a)(4) of the Bankruptcy Code is satisfied because the Plan provides the same treatment for each Claim or Equity Interest in each Class.

                  19. Sections 1123(a)(5) and 1129(a)(1) of the Bankruptcy Code are satisfied because the Plan provides adequate means for its implementation and complies with the applicable provisions of the Bankruptcy Code.

                  20. Section 1123(a)(6) of the Bankruptcy Code is satisfied because Section 8.4 of the Plan provides that the bylaws and certificates of incorporation (or articles of incorporation, as the case may be) of the Reorganized Debtors shall be amended and restated as of the Effective Date to provide for the inclusion of provisions prohibiting the issuance of non-voting equity securities, subject to further amendment of such bylaws and certificate of incorporation as permitted by applicable law, and effectuating the provisions of the Plan, including but not limited to the authorization of sufficient shares of New Common Stock necessary for issuance to holders of Claims receiving New Common Stock.

                  21. Section 1129(a)(2) of the Bankruptcy Code is satisfied because the Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code.

                  22. Section 1129(a)(3) of the Bankruptcy Code is satisfied because the Plan has been proposed in good faith and not by any means forbidden by law.

                  23. Section 1129(a)(4) of the Bankruptcy Code is satisfied because all payments made or to be made by the Debtors, or by a Person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, have been approved by, or are subject to the approval of, the Court as reasonable.

                  24. Sections 1129(a)(5)(A)(i) and (ii) of the Bankruptcy Code are satisfied because the identity and affiliations of the persons proposed to serve as initial directors or officers of the Reorganized Debtors after confirmation of the Plan have been fully disclosed, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims and Equity Interests of the Debtors and with public policy.

                  25. Section 1129(a)(5)(B) of the Bankruptcy Code is satisfied because the identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of such insider's compensation have been fully disclosed.

                  26. Section 1129(a)(6) of the Bankruptcy Code is satisfied because after confirmation of the Plan, the Debtors' business will not involve rates established or approved by, or otherwise subject to, any governmental regulatory commission.

                  27. Section 1129(a)(7)(A) of the Bankruptcy Code is satisfied because with respect to each impaired Class of Claims or Equity Interests, each holder of an impaired Claim or Equity Interest of such Class has accepted the Plan or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

                  28. Section 1129(a)(8) of the Bankruptcy Code is satisfied because (i) Classes 1, 2 and 6 of the Plan are not impaired by the Plan and, accordingly, are deemed to have accepted the Plan; and (ii) Classes 3, 4, 7, 8 and 9 of the Plan have voted to accept the Plan, as established by the Certification.

                  29. Section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to Classes 10 and 11, because under the Plan these Classes will not receive or retain any property on account of their Claims or Equity Interests and, accordingly, these Classes are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.

                  30. Section 1129(a)(9)(A) of the Bankruptcy Code is satisfied because except to the extent that the holder of a Claim of a kind specified in section 507(a)(1) or 507(a)(2) of the Bankruptcy Code has agreed to a different treatment of such Claim, the

Plan provides that on the later of the Effective Date and the date such Claim becomes an Allowed Claim or as soon thereafter as is practicable, the holder of such Claim will receive on account of such Claim Cash equal to the full Allowed amount of such Claim; provided, however, that Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession, including tax liabilities, or liabilities arising under loans or advances to the Debtors in Possession, to the extent authorized and approved by the Bankruptcy Court if such authorization and approval was required under the Bankruptcy Code, shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any applicable non-bankruptcy law applicable to, agreements governing, instruments evidencing, or other documents relating to, such transactions.

                  31. Section 1129(a)(9)(B) of the Bankruptcy Code is satisfied because the Plan provides that on the Effective Date or as soon thereafter as is practicable, each holder of a Claim of a kind specified in section 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6) or 507(a)(7) of the Bankruptcy Code will receive on account of such Claim Cash in the full Allowed amount of such Claim.

                  32. Section 1129(a)(9)(C) of the Bankruptcy Code is satisfied because, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized Pioneer, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8.0%, over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                  33. Section 1129(a)(10) of the Bankruptcy Code is satisfied because at least one Class of Claims against the Debtors that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider.

                  34. Section 1129(a)(11) of the Bankruptcy Code is satisfied because confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors.

                  35. Section 1129(a)(12) of the Bankruptcy Code is satisfied because all fees payable under section 1930 of title 28 of the United States Code have been paid or the Plan provides for the payment of all such fees on the Effective Date.

                  36. Section 1129(a)(13) of the Bankruptcy Code is satisfied because the Plan provides for the continuation after its Effective Date of the payment of all retiree benefits, if any, that have been maintained or established by the Debtors prior to the Effective Date, for the duration of the period the Debtors have obligated themselves to provide such benefits.

                  37. The Plan does not discriminate unfairly and is fair and equitable with respect to Classes 10 and 11 and accordingly, the Plan satisfies section 1129(b)(1) of the Bankruptcy Code. Upon confirmation and the occurrence of the Effective Date, the Plan shall be binding upon the members of Classes 10 and 11.

                  38. It appears that each of the conditions precedent to the effectiveness of the Plan, as set forth in Section 10.1 thereof, will be satisfied or duly waived on the Effective Date.

                  FINDING THAT THE PLAN IS CONFIRMABLE UPON, AMONG OTHER THINGS, ALL OF THE ABOVE-STATED FINDINGS OF FACT AND CONCLUSIONS OF LAW, AND GOOD CAUSE APPEARING THEREFOR, THE COURT HEREBY ORDERS THAT:

                  39. Pursuant to section 1129 of the Bankruptcy Code, the Plan is hereby confirmed. The terms of the Plan, including without limitation, the Restructuring Transactions and the order in which they are to occur, as provided in Section 7.1 of the Plan, are incorporated by reference into, and are an integral part of, this Order.

                  40. Any distributions pursuant to the Plan and any interest, dividends or other amounts earned thereon, that are unclaimed for a period of one year after distribution thereof shall be unclaimed distributions and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred. Any unclaimed distributions shall be revested in the applicable Reorganized Debtor.

                  41. Except as otherwise provided in the Plan or this Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of this Order acts as a discharge against the Debtors effective as of the Effective Date of all debts of, Claims against, Liens on, and Equity Interests in the Debtors, its assets, or properties, which debts, Claims, Liens, and Equity Interests arose at any time before the entry of this Order. The discharge of the Debtors shall be effective as to each Claim, regardless of whether (a) a proof of Claim therefor was filed or deemed filed under section 501 of the Bankruptcy Code, (b) the Claim is an Allowed Claim under section 502 of the

Bankruptcy Code or (c) the holder thereof voted to accept the Plan. On the Effective Date, as to every discharged debt, Claim, Lien, Equity Interest, and holder of such debt, Claim, Lien or Equity Interest shall be precluded from asserting against the Debtors or the Reorganized Debtors or their assets or properties, any other or further debt, Claim, Lien, or Equity Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of the entry of this Order.

                  42. Except as otherwise provided in or contemplated by the Plan and the Plan Documents, on the Effective Date, in accordance with sections 1141(b) and 1141(c) of the Bankruptcy Code, all property of the Debtors' estates and all other property dealt with by the Plan shall be vested in the Reorganized Debtors free and clear of all debts, Claims, Liens, charges, encumbrances and Equity Interests in the Debtors.

                  43. Subject only to the occurrence of the Effective Date, any judgment at any time obtained, to the extent that such judgment is a determination of personal liability of the Debtors with respect to any debt or Claim discharged hereunder, shall be rendered null and void.

                  44. All injunctions or stays provided for in the Chapter 11 Cases pursuant to section 362 of the Bankruptcy Code or otherwise extant on the date of entry of this Order shall remain in full force and effect until the Effective Date.

                  45. The stay in effect pursuant to section 362(a) of the Bankruptcy Code is dissolved and is of no force or effect as of the Effective Date.

                  46. Subject to the occurrence of the Effective Date, the commencement or continuation of any action, the employment of process, or any act to collect, recover or offset any debt or Claim discharged hereunder as a liability of any of the Debtors, or from property of the Debtors, shall be permanently enjoined, stayed and restrained. On the Effective Date, the holders of all Claims and Equity Interests, except as otherwise provided in the Plan, shall be enjoined, stayed and restrained from asserting against the Debtors and the Reorganized Debtors, their assets or properties or any property dealt with under the Plan, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

                  47. Subject only to the occurrence of the Effective Date, pursuant to Section 6.1 of the Plan, the assumption of all executory contracts and unexpired leases that exist between the Debtors and any person are hereby approved in all respects pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, except for those contracts and leases (a) which have been assumed pursuant to an order of the Court entered prior to the Confirmation Date, (b) which have been rejected pursuant to an order of the Court entered prior to the Confirmation Date, (c) as to which a motion for approval of the rejection of such contracts or leases has been filed and served prior to the Confirmation Date, or (d) which are set forth on Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases) to the Plan, each of which is deemed rejected and canceled by the Debtors as of the Confirmation Date. The Court shall retain jurisdiction to determine any dispute as to the amount of defaults, if any, required to be cured pursuant to section 365(b)(1) of the Bankruptcy Code with respect to any such executory contract or unexpired lease assumed pursuant to the Plan.

                  48. Proofs of any Claim arising out of the rejection of an executory contract or unexpired lease pursuant to Section 6.1 of the Plan shall be filed with the Court and served upon the attorneys for the Debtors no later than thirty (30) days after notice of entry of the Confirmation Order, which proofs of claim shall be liquidated but may be in estimated amounts. Any such Claims not filed within such time shall be forever barred from assertion against the Reorganized Debtors, and their properties, successors and assigns.

                  49. The time within which the Debtors may assume or reject all executory contracts or unexpired leases to be assumed or rejected pursuant to the Plan is extended through the Effective Date; provided, however, that, in the event that the Effective Date does not occur and this Order is vacated pursuant to the terms and provisions of the Plan or otherwise, the time within which the Debtors may assume or reject all such executory contracts and unexpired leases is extended for a period of thirty (30) days after the date this Order is vacated.

                  50. The post-petition obligations under the Lease Agreement between First Union Rail Corp./ATEL Leasing Corporation and the Debtors constitute an "ordinary course of business expense" that (1) do not require Bankruptcy Court approval for payment, and (2) will be paid according to the Lease Agreement between the parties, including the allowance of interest if the Lease Agreement provides for the same, until the effective date of the rejection of the Lease Agreement. Paragraph 49 of the Confirmation Order does not apply to First Union Rail Corp./ATEL whose Lease Agreement shall be deemed rejected. The Debtors will continue to make payments under the Lease Agreement post-confirmation until the rail cars are returned to First Union Rail Corp./ATEL Leasing Corporation.

                  51. If no objection to the proof of claim filed by Montrose Chemical Corporation of California ("Montrose") in the amount of $4,379,698 (the "Montrose Claim") has been filed with the Bankruptcy Court within thirty (30) days after the

Effective Date, the Montrose Claim shall be reinstated and rendered unimpaired in accordance with Section 4.6(b)(i) of the Plan. If an objection is filed to the Montrose Claim, Montrose shall have 20 days after service of such objection to make an election under section 1111(b) of the Bankruptcy Code.

                  52. Any objection to the Montrose Claim will be treated as a contested matter pursuant to Bankruptcy Rule 9014.

                  53. If a timely objection is filed to the Montrose Claim, such objection may be referred to mediation or an alternative dispute resolution mechanism if the parties mutually agree or the Bankruptcy Court otherwise orders same.

                  54. With respect to Montrose, the Debtors' rejection of any contracts with Stauffer Management Company, LLC and Stauffer Chemical Company is without prejudice to the rights of Montrose to assert claims based on its proof of claim and without prejudice to the Debtors' rights to contest any such claims.

                  55. After the Effective Date, the Reorganized Debtors will make payments to Montrose pursuant to the payment schedule under the promissory note (the "Montrose Note") issued in connection with the 1997 sale of the hydrochloric acid manufacturing facility in Henderson, Nevada (the "Henderson Facility"); however, following a timely objection as referenced in paragraph 51, above, and upon a final determination by a court of competent jurisdiction that the value of collateral securing the Montrose Note is less than the amount of the Montrose Claim, any such payments made with respect to the unsecured deficiency portion of the Montrose Claim shall be deemed prepayments with respect to the secured portion of the Montrose Claim.

                  56. If the Debtors or Reorganized Debtors file any subsequent motions, notices, or pleadings pursuant to section 365 of the Bankruptcy Code, Schedule

6.1 of the Plan, the Plan Supplement, or the Confirmation Order seeking rejection of any executory contracts or unexpired leases relating to the Henderson Facility, Montrose shall have twenty (20) days to object to the rejection of such executory contracts or unexpired leases.

                  57. Pioneer Companies, Inc. has agreed to assume those certain contracts with the Colorado River Commission ("CRC"), namely Contracts Nos. P03-50, P03-65, P03-70 and P03-61 (the "Contracts"). Pioneer hereby assumes the Contracts, subject to the following conditions:

                  a. By assuming the Contracts, Debtors retain their rights to contest or dispute individual power supply contracts under the Supplemental Power Contract (P03-61), expressly including the so-called "Mirant Contract." Any such dispute shall be under and in accordance with the provisions for dispute resolution as set forth in the Supplemental Power Contract. The CRC shall not assert sovereign immunity as a defense to any such contest or dispute, so asserted.

                  b. The CRC shall, unless mutually agreed to by Pioneer and CRC, maintain the status quo (i.e. credit against future power charges of Pioneer) with respect to monies presently held in the Treasury of the State of Nevada in connection with the Supplemental Power Contract, and that the appropriate portion of the monies shall be allocated to Pioneer's future power charges for the year 2002 in accordance with that certain memorandum from George Caan to Philip Ablove dated November 9th, 2001. Such allocation may be adjusted in accordance with the resolution of any dispute referenced in paragraph a, above.

                  c. The CRC shall affirmatively seek to ameliorate or enhance those contracts that adversely affect the net position of Pioneer under all individual contracts under the Supplemental Power Contract, and shall seek the prior written consent from Pioneer of any proposed amelioration, which prior written consent shall not be unreasonably withheld by Pioneer.

                  d. Pioneer in seeking the rejection of P03-60 (predecessor contract to P03-61), is not attempting to affect any substantive rights of either party thereto, but is merely restating the fact that P03-60 was superseded by P03-61.

In all other respects, all provisions of the Contracts shall remain in full force and effect, and as such are hereby assumed by Pioneer.

                  58. The Court shall retain jurisdiction in accordance with (and as limited by) Article XI of the Plan and section 1142 of the Bankruptcy Code.

                  59. All distributions required to be made by the Debtors pursuant to the Plan shall be made within the time provided by the Plan and shall be deemed timely and proper if mailed by first class mail on or before the distribution dates set forth in the Plan to the last known address of the persons entitled thereto. The record date for distributions (the "Record Date") shall be five (5) days from and after the Confirmation Date. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of a Claim occurring after the Record Date and shall be entitled instead to recognize and deal for all purposes in connection with the Plan with only those holders listed on the Schedules or on the register of proofs of claim maintained by the clerk of the Bankruptcy Court or the agent of the clerk of the Bankruptcy Court appointed for such purpose in the Chapter 11 Cases as of the close of business on the Confirmation Date.

                  60. The Debtors, the Reorganized Debtors, and their directors, officers, members, agents and attorneys shall be authorized, empowered and directed to issue, execute, deliver, file or record any agreement, document or security, including, without limitation, the execution of the agreements, instruments and documents contained in the Plan Supplement in substantially the form included therein, and to take any action necessary or appropriate to implement, effectuate and consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, including any merger, release, amendment or restatement of any bylaws or certificates or articles of incorporation of the Debtors, whether or not specifically referred to in the Plan or any exhibit thereto and without further order of this Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

                  61. Based upon the record before the Court in these Chapter 11 Cases, the Debtors, the Creditors' Committee, the Ad Hoc Committee, the Indenture Trustee and each of their respective directors, officers, employees, shareholders, members, representatives, attorneys, accountants and other advisors have acted have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125(e) of the Bankruptcy Code. Without limitation, to the extent any such entity or person participated in the offer, sale, distribution, issuance and purchase of the New Common Stock and/or the New Notes, such purchase, offer, sale or issuance is hereby deemed to be in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

                  62. Based upon the record of these Chapter 11 Cases, including the instruments submitted in the Plan Supplement, the shares of New Common Stock to be issued under the Plan shall be validly issued, fully paid, and nonassessable immediately upon their distribution pursuant to the Plan. The offer, distribution and sale of the New Common Stock and the New Notes to holders of Allowed Claims pursuant to the Plan is "in exchange" for such Claims within the meaning of section 1145(a)(1)(A) of the

Bankruptcy Code. Reorganized Pioneer is a "successor" to the Debtors within the meaning of section 1145(a)(1) of the Bankruptcy Code.

                  63. The form, terms, and provisions of the Plan Documents (including the Plan Supplement and exhibits to the Plan) and all documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing and to be filed pursuant to Section 12.13 of the Plan as stated on the record at the Hearing (including all exhibits and attachments thereto and documents referred to therein) and the execution, delivery and performance thereof by the Reorganized Debtors in accordance with their respective terms are approved, including, but not limited to the Management Equity Incentive Plan, New Tranche A Indenture Notes, New Tranche A Loan Notes, New Tranche B Notes, New Tranche B Notes Indenture, New Tranche A Term Loan Agreement, Forms and Documents related to the Exit Facility, and the Registration Rights Agreement. The Debtors are hereby authorized, after the filing of the documents substantially in the form of the Plan Documents and until the Effective Date, to amend, supplement, or modify such documents, with the consent of the Creditors' Committee, and thereafter, pursuant to the terms of the Plan Documents.

                  64. The DIP Facility, the Final Order Pursuant to Section 364(c) of the Bankruptcy Code and Rule 4001 of the Federal Rules of Civil Procedure Authorizing Debtors to (1) Obtain Post-Petition Financing, (2) Granting Senior Liens, Priority Administrative Expense Status and Adequate Protection, (3) Modify the Automatic Stay, (4) Enter into Agreements with Congress Financial Corporation (Southwest), as Agent, and the Lenders, and (5) Prescribing Form and Manner of Notice and Time for Final Hearing Under Federal Rule of Bankruptcy Procedure 4001(c), entered by this Court on August 20, 2001 (the "Final DIP Order"), the Loan Agreement and the other Financing

Agreements (as each term is defined in the Final DIP Order) and all of the claims, rights, obligations, liens, priorities and provisions and protections arising in connection therewith or related thereto shall be extended and continue in full force and effect through the Effective Date. Each Allowed Congress Secured Claim shall be treated in accordance with the terms of the DIP Facility pursuant to section 4.2 (b) of the Plan.

                  65. On the Effective Date, all claims, rights, obligations, liens, security interests, priorities, provisions and protections in favor of Congress under the DIP Facility, the Final DIP Order and/or the Financing Agreements shall be deemed discharged, released, terminated or otherwise impaired as a result of the occurrence of the treatment of the Allowed Congress Secured Claims in accordance with the terms of the DIP Facility pursuant to section 4.2 (b) of the Plan.

                  66. Notwithstanding anything to the contrary contained in this Order or the Plan, the DIP Facility, the Final DIP Order, the Loan Agreement and the other Financing Agreements and all of the claims, rights, obligations, liens, priorities, provisions and protections in favor of Congress arising in connection therewith or related thereto shall extend and continue in full force and effect through the Effective Date. On the Effective Date, all Obligations (as defined in the Loan Agreement) shall be indefeasibly paid in full in cash by Debtors or Reorganized Debtors on the Effective Date in accordance with the Final DIP Order, including without limitation paragraph 29 of the Final Dip Order, and the Financing Agreements.


                  67. The Reorganized Debtors shall be, and hereby are, authorized and directed to enter into the Exit Facility, to execute and deliver all agreements, documents, and instruments evidencing or relating to the Exit Facility (the "Exit Facility Documents"), to be dated as of the Effective Date, and to take such actions and perform such acts as may be necessary or appropriate to implement the Exit Facility and each of the Exit Facility Documents; provided, however, that such Exit Facility Documents shall be in a form reasonably satisfactory to the Creditors' Committee. The Reorganized Debtors shall each be, and they hereby are, authorized and directed to do or perform all acts, to make, execute and deliver all instruments, documents and agreements and to pay all fees, expenses and other amounts payable to Foothill Capital Corporation ("Foothill") or otherwise under, pursuant to or in accordance with the Exit Facility Documents, or that may be required or necessary for the Reorganized Debtors' performance under the Exit Facility Documents.

                  68. The Reorganized Debtors are authorized to grant in favor of Foothill first priority security interests and liens on accounts receivable, inventory, and general intangibles that relate to accounts receivable and inventory (the "Exit Facility Collateral") to secure the obligations of the Reorganized Debtors (which includes PCI Chemicals Canada Company and Pioneer Americas LLC) to Foothill under the Exit Facility Documents subject only, where applicable, to the permitted liens and encumbrances, if any, specifically consented to by Foothill in and pursuant to the Exit Facility Documents.

                  69. Notwithstanding anything to the contrary set forth in any other provision of the Plan, the Confirmation Order or any document executed or delivered pursuant to the Plan, any and all liens or security interests in the assets comprising the Exit Facility Collateral granted by any Debtor or any Reorganized Debtor to any person (other than the Lender under the Exit Facility) pursuant to the Plan and/or this Confirmation Order, or at any time thereafter, shall be subject to and subordinate in all respects to the security interests and liens granted to Foothill in, to and against the Exit

Facility Collateral pursuant to the Exit Facility Documents. The intended parties to the Exit Facility Documents are hereby authorized to take such actions as shall be reasonably necessary to carry out the intents and purposes of the Plan, the Confirmation Order and the Exit Facility Documents.

                  70. On the occurrence of the Effective Date, the issuance of all securities, including without limitation the New Common Stock and the New Notes, issued pursuant to the Plan and the execution of any security documents in respect thereto shall have been duly and validly authorized by all necessary corporate action, and the lien, title or other interest in collateral created by such instruments shall be valid and binding and enforceable against the Reorganized Debtors, as the case may be, and such collateral shall be subject to no prior, pari passu or subordinate encumbrances or claims except as provided for in such documents.

                  71. In conjunction with the Effective Date, the Reorganized Debtors will enter into the Exit Facility for the purpose of financing working capital from and after the Effective Date and for other general corporate purposes. The Exit Facility will satisfy Section 10.1(e) of the Plan and provide the Reorganized Debtors with extensions of credit in an amount not to exceed $50 million, inclusive of letters of credit.

                  72. On the Effective Date, all of the liens and security interests to be created under the Exit Facility shall be deemed affirmed and/or created. In furtherance of the foregoing, the Reorganized Debtors will make all filings and recordings, will obtain all governmental approvals and consents desirable to establish and perfect such liens and security interests under the provisions of state, provincial, federal or other law (whether domestic or foreign) that would be applicable in the absence of this Order, and will thereafter cooperate to make all other filings and recordings that would otherwise be desirable under applicable law to give notice of such liens and security interests to third parties.

                  73. Without the need for a further order or authorization of this Court, the Reorganized Debtors are authorized and empowered, consistent with the Exit Facility, to make modifications thereto that are consistent with the Plan and that do not materially and adversely affect the rights of any creditor (unless agreed to by such creditor) under the exhibits and schedules admitted in the evidentiary record at the Confirmation Hearing or as part of the Plan Supplement as may be necessary.

                  74. In conjunction with the Effective Date, the Reorganized Debtors will enter into the New Tranche A Term Loan Agreement and various guarantees, pledges, and security documents (collectively, the "New Tranche A Term Notes Documents") and into the New Tranche B Notes Indenture and various guarantees, pledges and security documents (collectively, the "New Tranche B Notes Indenture Documents"). On the Effective Date, all of the liens and security interests to be created under the New Tranche A Term Notes Documents and New Tranche B Notes Indenture Documents shall be deemed affirmed and/or created. In furtherance of the foregoing, the Reorganized Debtors will make all filings and recordings, will obtain all governmental approvals and consents desirable to establish and perfect such liens and security interests under the provisions of state, provincial, federal or other law (whether domestic or foreign) that would be applicable in the absence of this Order, and will thereafter cooperate to make all other filings and recordings that would otherwise be desirable under applicable law to give notice of such liens and security interests to third parties.

                  75. Without the need for a further order or authorization of this Court, the Reorganized Debtors are authorized and empowered, consistent with the New

Tranche A Term Notes Documents and New Tranche B Notes Indenture Documents, to make modifications thereto that are consistent with the Plan and that do not materially and adversely affect the rights of any creditors under the exhibits and schedules admitted in the evidentiary record at the Confirmation Hearing or as part of the Plan Supplement as may be necessary.

                  76. In conjunction with the Effective Date, the Reorganized Debtors will enter into the New Tranche A Loan Notes, the New Tranche A Indenture Notes, the New Tranche B Notes, and the New Other Secured Notes. Without the need for a further order or authorization of this Court, the Reorganized Debtors are authorized and empowered, consistent with and to the extent permitted by the New Tranche Loan Notes, the New Tranche A Indenture Notes, the New Tranche B Notes, and the New Other Secured Notes to make modifications thereto that are consistent with the Plan and that do not materially and adversely affect the rights of any creditors pursuant to the exhibits and schedules admitted in the evidentiary record at the Confirmation Hearing or as part of the Plan Supplement as may be necessary.

                  77. Pursuant to Section 9.1(e) of the Plan, prior to the Effective Date, the Reorganized Debtors shall file with the Securities and Exchange Commission, at their expense, a "shelf" registration statement or registration statements on the applicable registration forms under the Securities Act for the offering for resale on a continuous or delayed basis, of the New Tranche A Indenture Notes (and the Guarantees thereof), the New Tranche A Loan Notes (and the Guarantees thereof), the New Tranche B Notes (and the Guarantees thereof) and the New Common Stock held by persons who may be deemed to be underwriters or affiliates.

                  78. All actions authorized to be taken pursuant to the Plan, including the amendment and restatement of the certificate of incorporation and bylaws of the Debtors, shall be effective as of the Effective Date pursuant to this Order, all without further application to, or order of the Court, or further action by the members, stockholders or directors of the Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such members, stockholders or directors.

                  79. This Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any other documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement and any other documents, instruments or agreements, and any amendments or modifications thereto.

                  80. By operation of section 1145 of the Bankruptcy Code, the distribution of the New Common Stock, the New Tranche A Indenture Notes, the New Tranche A Loan Notes, and the New Tranche B Notes to be issued under the Plan to holders of Claims against the Debtors with respect to such Claims and the shares of New Common Stock, the New Tranche A Indenture Notes, the New Tranche A Loan Notes, and the New Tranche B Notes shall be exempt from registration under section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, or broker or dealer in, a security. All such securities so issued shall be freely transferable by the initial recipients thereof (a) except for any restrictions set forth in section 1145(b) of the Bankruptcy Code, and (b) subject to any restriction contained in the terms of such securities themselves, in the Plan or any documents relating to the Plan (including Section 9.1(e) thereof) or executed in connection with the effectiveness thereof.

                  81. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, but not limited to, (i) any and all mortgages, deeds of trust or other security agreements executed by the Debtors or the Reorganized Debtors and delivered to Foothill or the New Indenture Trustees, as applicable, in connection with the New Tranche A Term Loan Agreement, the New Tranche B Notes Indenture and the Exit Facility, as the case may be, and (ii) any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall be exempt from any stamp, real estate transfer, mortgage recording or other similar tax.

                  82. On the Effective Date, the promissory notes, share certificates and other instruments evidencing any Claim or Equity Interest shall be deemed canceled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claim and Equity Interest, as the case may be, shall be discharged. On the Effective Date, all obligations and responsibilities of each of the Indenture Trustees (and their respective counsel) under the PCA Senior Notes Indenture and the PCICC Senior Notes Indentures shall be discharged. On the Effective Date (a) all PCA Senior Notes shall be deemed cancelled and extinguished; (b) all PCICC Senior Notes shall be deemed cancelled and extinguished; and (c) the Indentures will be deemed canceled and extinguished; provided, however, that such cancellation and extinguishment shall not impair the rights of the holders of PCA Senior Notes and the rights of the holders of PCICC Senior Notes to receive Distributions or the rights of the Indenture Trustees under their charging liens, if any, pursuant to such Indentures to the extent that the Indenture Trustees have not received payment.

                  83. Except as to applications for allowance of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Reorganized Debtors shall, on and after the Effective Date, have the exclusive right to make and file objections to Claims as provided in section 5.4 of the Plan. Any objections to a proof of claim shall be served and filed on or before the latest of (a) sixty (60) days after the Effective Date, or (b) such later date as may be approved by the Bankruptcy Court. On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims and compromise, settle or otherwise resolve Disputed Claims without approval of the Bankruptcy Court.

                  84. Any Claim Filed by a Governmental Unit after the Confirmation Date shall be Filed and served upon the Debtors and/or the Reorganized Debtors in accordance with Section 12.10 of the Plan.

                  85. Neither the entry of this Order, the execution of any of the documents required or contemplated hereunder or by the Plan, nor any other action or inaction by the Debtors, the Reorganized Debtors, any Creditor or any other party in interest in the Chapter 11 Cases (including, without limitation, the failure of the Debtors and/or the Reorganized Debtors to object to any proof of Claim in accordance with Section 5.4 of the Plan) shall constitute a waiver, estoppel, res judicata, release, relinquishment, abandonment or any other abrogation of any objection, defense, offset or counterclaim with respect to any Disputed Claim asserted against the Debtors.

                  86. The Plan and its provisions shall be binding upon the Debtors, the Reorganized Debtors, any entity acquiring or receiving property or a distribution under the Plan, any Released Director or Officer, and any holder of Claim or Equity Interest of the Debtors, including all governmental entities, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan.

                  87. The Plan Documents shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms (except as enforceability may be limited by any bankruptcy or insolvency proceeding filed by any party subsequent to the date of the execution of such document).

                  88. Pursuant to section 1125(e) of the Bankruptcy Code neither the Debtors, the Reorganized Debtors, the Creditors' Committee (nor its members), the Ad Hoc Committee (nor its members), U.S. Trust nor any of their respective post-Commencement Date employees, officers, directors, agents or representatives, or any Professional (which, for the purposes of this release, shall include any Canadian counsel of the Debtors, the Reorganized Debtors, the Ad Hoc Committee, or the Creditors' Committee) employed by any of them, shall have or incur any liability to any Person whatsoever, including, specifically, any holder of a Claim or any holder of an Equity Interest, under any theory of liability (except for any Claim based upon willful misconduct or gross negligence), for any act taken or omission made in good faith directly related to formulating, preparing, disseminating, implementing, confirming or consummating the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan including without limitation, failure to satisfy any condition or conditions, or refusal to waive any condition or conditions, to the occurrence of the Effective Date; provided, however, that nothing in this paragraph shall limit the liability of any Person for breach of any express obligation it has under the terms of the Plan or under any agreement or other document entered into by such Person either after the Commencement Date or in accordance with the terms of the Plan or for any breach of a duty of care owed to any other Person occurring after the Effective Date.

                  89. This Order is a Final Order and is subject to immediate appeal.

                  90. Pursuant to Sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Order, the Plan and the Plan Documents shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law. In the event that any provision of the Plan or this Order is determined to be unenforceable, such determination shall not limit or affect the enforceability and operative effect of any other provision of the Plan or this Order.

                  91. Any Professional seeking an allowance of final compensation or reimbursement of expenses for professional services rendered to the Debtors or the Creditors' Committee in relation to the Chapter 11 Cases, pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code, shall File an application for allowance of final compensation for services rendered through and including the Effective Date and reimbursement of related expenses and serve the same on the Reorganized Debtors, the Creditors' Committee, and the Office of the United States Trustee, on or before the date that is 60 days after the Effective Date. Notice will be given of any hearing scheduled to consider such fee applications.

                  92. Within ten Business Days after the Effective Date, the Reorganized Debtors shall, in accordance with Bankruptcy Rules 2002(f)(7) and
(i), mail to all known Creditors, the Creditors' Committee, and the Indenture Trustees a notice of entry of this Order. The foregoing notice shall constitute due and adequate notice of this Order within the meaning of such Bankruptcy Rules.

                  93. The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on the validity, binding effect or enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan.

                  94. In the event and to the extent that any provision of this Order is determined to be inconsistent with any provision of the Plan or any Plan Document or the Disclosure Statement, such provision of this Order shall control and take precedence. In the event and to the extent that any provision of any Plan Document is determined to be inconsistent with any provision of the Plan or the Disclosure Statement, such provision of such Plan Document shall control and take precedence.

                  95. The Plan shall be deemed to be substantially consummated on the Effective Date.

                  96. If any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors or the Reorganized Debtors' receipt of written notice of any such order, nor shall such reversal, modification or vacatur of this Order affect the validity or enforceability of such act or obligation. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or



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obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan and all documents, instruments and agreements related thereto or any amendments or modifications thereto.

                  97. The determinations, findings, judgments, decrees and orders set forth herein constitute this Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. Each finding of fact set forth herein, to the extent it is or may be so deemed a conclusion of law, shall also constitute a conclusion of law. Each conclusion of law set forth herein, to the extent it is or may be so deemed a finding of fact, shall also constitute a finding of fact.

Dated: Houston, Texas
       November 28, 2001


                                                /s/ LETITIA Z. CLARK
                                                --------------------------------
                                                HONORABLE LETITIA Z. CLARK,
                                                UNITED STATES BANKRUPTCY JUDGE


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